UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 30, 2006

SURGE ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30299

(Commission File Number)

20-2514234

(IRS Employer Identification No.)

205-340 Linden Avenue, Victoria, British Columbia, Canada, V8V 4E9

(Address of principal executive offices and Zip Code)

250.858.9862

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 30, 2006, Troy Mutter resigned as our President, Secretary and Treasurer and Frank Hollman resigned as our Vice-President. On that same date, we appointed Eric Boehnke to our board of directors and we also appointed Mr. Boehnke as our President, Secretary and Treasurer. We have not entered into an employment agreement with Mr. Boehnke.

From January 1997 until present, Mr. Boehnke has acted as President and a director of Big Sky Management Ltd., a private company principally involved with providing corporate finance and administrative management services to private and public companies. From May 2004 until present, Mr. Boehnke has acted as a director and officer of Van Arbor Asset Management Ltd., a British Columbia based independent asset management company dedicated to

2

creating wealth using a disciplined, proprietary investment strategy with an emphasis on preserving capital while generating long-term returns. Mr. Boehnke has been involved with Van Arbor Asset Management since inception, playing an integral role in the development of the proprietary technology and the implementation of the company’s business plan. Mr. Boehnke has been an officer and director of various public companies, the most recent being Cano Petroleum Inc. (AMEX:CFW). Mr. Boehnke served as a board member of this company from May 2003 to June 2004. Cano Petroleum is an oil and gas company that is focused on secondary and enhanced oil recovery techniques to extract additional oil from mature onshore United States properties. Mr. Boehnke graduated from the University of Toronto in 1984 with a Bachelor of Science degree.

Family Relationships

There are no family relationships with Mr. Boehnke and any of our other directors.

Certain Related Transactions and Relationships

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, Mr. Boehnke has had or will have a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE ENTERPRISES, INC.

By: /s/ Eric Boehnke

Eric Boehnke

President, Secreary and Treasurer

Dated: November 2, 2006